SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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                          Freeport-McMoran Sulphur Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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[MOXY LOGO]                                               [FSC LOGO]

                                November 9, 1998

As you know, the Boards of Directors of McMoRan Oil & Gas Co. ("MOXY") and Freeport-McMoRan Sulphur Inc. ("FSC") have approved a transaction involving two mergers that would result in MOXY and FSC becoming wholly owned subsidiaries of a newly formed holding company, McMoRan Exploration Co. ("McMoRan"). In anticipation of the special meetings of stockholders of MOXY and FSC, which are scheduled for November 17, 1998, we wanted to give you an update on recent developments at the two companies. This information supplements the information in our Joint Proxy Statement/Prospectus that was sent to you in October 1998.

MOXY. On October 20, 1998, MOXY reported a net loss of $1.1 million, $0.03 per share, for the third quarter of 1998 compared with a net loss of $6.5 million, $0.46 per share, for the third quarter of 1997. For the nine months ended September 30, 1998, MOXY recorded a net loss of $16.0 million, $0.37 per share, compared with a net loss of $10.4 million, $0.74 per share, for the comparable nine month period in 1997.

MOXY's third-quarter 1998 revenues totaled $4.1 million compared to $2.7 million during the third quarter of 1997. The company's revenues were lower than revenues in the second quarter 1998 ($6.0 million) because of temporarily shut-in production caused by tropical storms and Hurricane Georges in the Gulf of Mexico, natural depletion of some wells and lower oil and gas prices.

FSC. On October 20, 1998, FSC reported third-quarter 1998 net income of $0.6 million, $0.06 per share, compared with a third-quarter 1997 pro forma net loss of $270.4 million, $26.13 per share. For the nine months ended September 30, 1998, FSC reported net income of $0.8 million, $0.08 per share, compared with a pro forma net loss of $269.6 million, $26.05 per share, a year ago. The third-quarter 1997 net loss includes charges for impairment of sulphur assets resulting in incremental net losses of $278.2 million, $26.89 per share.

FSC's third-quarter 1998 revenues consisted of $47.4 million from sulphur operations and $3.5 million from oil operations, compared with $43.9 million and $6.7 million, respectively, for the comparable 1997 period. Lower production levels at FSC's Main Pass sulphur mine during the third quarter of 1998, caused by poor well performance and Hurricane Georges in the Gulf of Mexico, contributed to an increase in FSC's unit production costs and lower cash margins when compared with the second quarter of 1998.

In late September 1998, FSC shut down all Main Pass drilling and production operations in accordance with standard safety procedures in response to significant adverse weather conditions caused by Hurricane Georges. After three days of shutdown, FSC restarted production, which involved re-heating the portion of the sulphur deposit being produced prior to the shutdown. Nine previously producing sulphur wells require re-drilling. As a result, production levels will decrease and unit production costs will increase for the fourth quarter of 1998 and possibly the first half of 1999 compared with the first nine months of 1998. At the end of October 1998, Main Pass production totaled approximately 2,400 long tons per day.

In addition to its two sulphur drilling rigs at Main Pass, FSC has contracted a third-party drilling rig to help restore production to optimum levels. In the interim, FSC will meet customer requirements from available Main Pass production, inventories, increased purchases of recovered sulphur and by extending production of the Culberson mine until its final shutdown. In response to a weak sulphur market, FSC curtailed production at its Culberson mine in early 1998 and announced on June 30, 1998 that it planned to permanently cease operations at the mine during the third quarter of 1998. However, as a result of decreased production at Main Pass, FSC now expects to operate Culberson at reduced rates through at least the fourth quarter of 1998.

In 1973, the United States government made a finding under the U.S. Antidumping Act of 1921 (the "Antidumping Act") that certain Canadian producers of elemental sulphur were dumping sulphur into the U.S. sulphur market in violation of the Antidumping Act and imposed certain limitations on those producers. In the intervening period, many of the Canadian producers that were originally subject to this finding established that they were no longer selling sulphur in violation of the Antidumping Act and had the application of the finding revoked as to them. Under a recent change in law, all antidumping findings (including the 1973 finding) are now subject to a regular five-year "sunset review." The U.S. International Trade Commission (the "ITC") is currently reviewing the 1973 finding and, on November 5, 1998, voted to expedite its review, which will be completed by the end of 1998, unless extended. FSC has filed an opposition to revocation of the 1973 finding, detailing the potential adverse impact that FSC believes would result if the finding were revoked. If the ITC were to revoke the 1973 finding, which FSC does not expect, Canadian sulphur exporters could be subjected to a future finding and imposition of penalties under the Antidumping Act if they resumed dumping sulphur into the U.S. market. No assurance can be given, however, as to the outcome of the current or any future ITC proceeding.

FSC and MOXY: Litigation. On October 22, 1998, a plaintiff purporting to represent a class of public stockholders of FSC filed a complaint against FSC, certain directors or officers of FSC, and MOXY in the Court of Chancery for the State of Delaware. The action is styled Krasner v. James R. Moffett, Rene L. Latiolais, Donald C. Whitmire, Jr., Terrell J. Brown, Thomas D. Clark, Jr., B.M. Rankin, Jr., Richard C. Adkerson, Robert M. Wohleber, Freeport McMoRan Sulphur Inc. and McMoRan Oil & Gas Company, C.A. No. 16729-NC (the "Action"). The complaint in the Action alleges that the individual defendants breached their fiduciary duties to the public stockholders of FSC by entering into the Merger Agreement, which plaintiff alleges reflects disproportionate value to stockholders of MOXY at the expense of FSC and its stockholders. Plaintiff also alleges that MOXY aided and abetted this breach of duty. The complaint seeks to proceed as a class action, seeks preliminary and permanent injunctive relief against the consummation of the transaction or rescission of the transaction if it is consummated, monetary damages and costs and expenses including attorney's fees. FSC and MOXY believe that the claims alleged in the Action are without merit and intend to defend against the Action vigorously.

The dates, times and places of the meetings are:

For MOXY stockholders:

     November 17, 1998 -- 9 a.m.
     1615 Poydras Street
     3rd Floor
     New Orleans, Louisiana 70112

For FSC stockholders:

     November 17, 1998 -- 10 a.m.
     1615 Poydras Street
     3rd Floor
     New Orleans, Louisiana 70112

We encourage you to consider the information in this Supplement to the Joint Proxy Statement/Prospectus carefully.

/s/ James R. Moffett
---------------------------------------
James R. Moffett
Co-Chairman
McMoRan Oil & Gas Co.
Freeport-McMoRan Sulphur Inc.

/s/  Richard C. Adkerson
---------------------------------------
Co-Chairman and Chief Executive Officer
McMoRan Oil & Gas Co.
Vice Chairman
Freeport-McMoRan Sulphur Inc.

/s/ Robert M. Wohleber
---------------------------------------
Robert M. Wohleber
President and Chief Executive Officer
Freeport-McMoRan Sulphur Inc.

Neither the SEC nor any state securities regulators have approved the McMoRan Common Stock to be issued under the Joint Proxy Statement/Prospectus or determined if this Supplement to the Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.